Exhibit 10.13

SECURITIES PURCHASE AGREEMENT

By and Among

GHP Acquisition Corp.,

The Investors

and

The Management Stockholders

as defined herein

Dated as of May 2, 2003

GHP Acquisition Corp.

SECURITIES PURCHASE AGREEMENT

May 2, 2003

TABLE OF CONTENTS

SECTION I - PURCHASE AND SALE OF SHARES
1.1.	Purchase and Sale of Shares; Closing
1.2.	Use of Proceeds

SECTION II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1.	Organization and Corporate Power
2.2.	Authorization and Non-Contravention
2.3.	Authorized and Outstanding Stock
2.4.	Subsidiaries
2.5.	Absence of Undisclosed Liabilities
2.6.	Absence of Certain Developments
2.7.	Litigation
2.8.	Tax Matters.
2.9.	Title to Properties
2.10.	Intellectual Property.
2.11.	Certain Contracts and Arrangements
2.12.	Governmental Approvals; Compliance with Laws
2.13.	Insurance Coverage
2.14.	Employee Matters; ERISA
2.15.	No Brokers or Finders
2.16.	Transactions with Affiliates
2.17.	Environmental Matters
2.18.	Corporate Records
2.19.	Customers, Distributors and Partners
2.20.	Disclosures

SECTION III - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS AND MANAGEMENT STOCKHOLDERS
3.1.	Authorization
3.2.	Purchase Entirely for Own Account
3.3.	Disclosure of Information
3.4.	Investment Experience
3.5.	Accredited Investor
3.6.	Restricted Securities
3.7.	Authority and Non-Contravention

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3.8.	Investment Banking; Brokerage Fees

SECTION IV - CONDITIONS TO CLOSING
4.1.	Effectiveness of Shares Terms
4.2.	Delivery of Documents
4.3.	Merger Agreement
4.4.	No Actions or Proceedings
4.5.	Approvals and Consents

SECTION V - MISCELLANEOUS
5.1.	Survival of Representations and Warranties
5.2.	Entire Agreement
5.3.	Amendments Waivers and Consents
5.4.	Notices and Demands
5.5.	Severability
5.6.	Expenses
5.7.	Counterparts
5.8.	Effect of Headings; Construction
5.9.	Governing Law
5.10.	Dispute Resolution.

EXHIBITS

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made as of May 2, 2003, by and among GHP Acquisition Corp., a Delaware corporation (the “Company”), each of the persons listed on Schedule A hereto as an Investor (collectively, the “Investors,” and each individually, an “Investor”), and each of the persons listed on Schedule A hereto as a Management Stockholder (collectively, the “Management Stockholders,” and each individually, a “Management Stockholder”).

WHEREAS, the Company and IGN Entertainment, Inc., a Delaware corporation (“IGN”) are parties to an Agreement and Plan of Merger dated as of May 2, 2003 (the “Merger Agreement”) pursuant to which the Company and IGN will merge (the “Merger”);

WHEREAS, pursuant to the terms of the Merger Agreement, upon consummation of the Merger all of the outstanding capital stock of IGN (other than shares held by the Company) will be cancelled and the holders thereof will be entitled to receive cash consideration based on the number of shares of capital stock held immediately prior to the Merger;

WHEREAS, the Company has agreed to sell, and each Investor and Management Stockholder has agreed to purchase (a) that number of shares (the “Common Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) and (b) that number of shares (the “Preferred Shares” and together with the Common Shares, the “Shares”) of the Company’s Series A Redeemable Preferred Stock, par value $.01 per share (the “Preferred Stock”); and

WHEREAS, it is a condition precedent to the consummation of the Merger and the intention of the parties, that the purchase of Common Stock and Preferred Stock occur simultaneously in one integrated transaction immediately prior to the consummation of the Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I - PURCHASE AND SALE OF SHARES

1.1.         Purchase and Sale of Shares; Closing.

(a)           Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Company shall issue and sell to each of the Investors and the Management Stockholders, and the Investor and the Management Stockholders severally agree to purchase from the Company, the respective number of shares of Preferred Stock set forth opposite the name of such Investor or Management Stockholder, as applicable, on Schedule A hereto representing an aggregate of 34,923,565 shares of Preferred Stock, with a purchase price of $1.00, per share, for an aggregate purchase price of $34,923,565.00.  The Preferred Stock shall have the rights, preferences and other terms set forth in the Amended and

Restated Certificate of Incorporation of the Company (the “Certificate”) attached as Exhibit A hereto.

(b)           Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Company shall issue and sell to each of the Investors and the Management Stockholders, and each Investor and Management Stockholder severally agrees to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of such Investor or Management Stockholder, as applicable, on Schedule A hereto representing an aggregate of 850,000 shares of Common Stock, with a price per share of $.01 per share, for an aggregate purchase price of $8,500.00.  The Common Stock shall have the rights, preferences and other terms set forth in the Certificate.

(c)           Subject to the satisfaction or waiver of the conditions set forth herein, the purchase of the Shares shall be made at a closing (the “Closing”) to be held on the date that is no later than two (2) business days following the satisfaction or waiver of the conditions to closing set forth in Section IV hereof or at such other time as agreed upon by the parties hereto.  At the Closing, the Company will deliver to each Investor or Management Stockholder, as applicable, one or more certificates representing the Shares purchased by such Investor or Management Stockholder, as applicable, as set forth on Schedule A hereto against payment of the purchase price relating thereto to the Company by wire transfer payable in immediately available funds in accordance with the wire transfer instructions set forth on Schedule B, or by certified or bank check made payable to the Company.

1.2.         Use of Proceeds.  The Company shall use the proceeds received upon the sale of the Shares to consummate the Merger and for general working capital purposes.

SECTION II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Investors and Management Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Investors and Management Stockholders the following representations and warranties.

2.1.         Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own its properties, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements, documents and instruments contemplated hereby (together, the “Transaction Documents”) to which it is a party and to carry out the transactions contemplated hereby and thereby.  The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a material adverse effect on the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Company (a

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“Material Adverse Effect”). The Company is not in violation of any term or provision of its Certificate or by-laws (the “By-laws”), each as in effect as of this date.

2.2.         Authorization and Non-Contravention.  The Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally.  The execution, delivery and performance of the Transaction Documents, and the issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate or other action of the Company and its stockholders.  The execution, delivery and performance of the Transaction Documents, including, without limitation, the sale and delivery of the Shares in accordance with this Agreement and the performance of any transactions contemplated by the Transaction Documents will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Certificate or By-Laws, or cause the creation of any lien or encumbrance upon any of the assets of the Company, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Company, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to federal or state securities or blue sky laws; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which it is bound.

2.3.         Authorized and Outstanding Stock.  Immediately prior to the consummation of the transactions to be effected at the Closing, the authorized capital stock of the Company will consist of (i) 1,000 shares of its common stock, par value $.01 per share (for purposes of this Section 2.3, the “Common Stock”), of which 100 shares are issued and outstanding.  Immediately prior to the consummation of the transactions contemplated hereby, the outstanding shares of capital stock of the Company will be held beneficially and of record by the persons identified in Schedule 2.3 in the amounts indicated thereon.  Schedule 2.3 sets forth the name of each holder of options and warrants for Common Stock, the number of shares for which such options and warrants are exercisable with respect to each holder, along with the applicable vesting schedule, if any, and the exercise price.  Except as disclosed in Schedule 2.3 and in the Transaction Documents, there are no outstanding subscriptions, options, warrants, phantom rights, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.  Except as set forth in Schedule 2.3, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein.  After giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued and will be fully paid and non-assessable.  The offer, issuance, sale and delivery of the Shares are or will be exempt from the registration requirements of the Securities

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Act of 1933, as amended (the “Act”) and the qualification or registration provisions of applicable state securities laws.  Neither the Company nor its authorized agents will take any action that would cause the loss of such exemption.  The relative rights, preferences and other terms relating to the Preferred Stock are as set forth in Exhibit A attached hereto, and such rights and preferences are valid and enforceable under Delaware law.  There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock, other than rights set forth herein or in the Certificate, the Stockholders Agreement attached as Exhibit B or the Registration Rights Agreement attached as Exhibit C.  Other than the rights set forth in the Transaction Documents or in Schedule 2.3, there are no rights to have the Company’s capital stock registered for sale to the public pursuant to the laws of any jurisdiction, and there are no agreements of which the Company is aware, other than the Transaction Documents, relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock.

2.4.         Subsidiaries.  The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity.

2.5.         Absence of Undisclosed Liabilities.  Except as a result of or arising out of the transactions contemplated under the Transaction Documents, the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, in any case which has, or is reasonably likely to have, a Material Adverse Effect.  The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person.

2.6.         Absence of Certain Developments.  Since its formation, the Company has conducted its business only in the ordinary course consistent with past practice and except for general industry and economic conditions, there has been (i) no change in the condition (financial or otherwise) of the Company or in the assets, liabilities, business or prospects of the Company that has or is reasonably likely to have a Material Adverse Effect; (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company; (iii) no waiver of any valuable right of the Company or cancellation of any material debt or claim held by the Company; (iv) no material increase in the compensation paid or payable to any officer, director, employee or agent of the Company; (v) no material loss, destruction or damage to any property of the Company, whether or not insured; (vi) no material labor dispute involving the Company and no material change in the personnel of the Company or the terms and conditions of their employment; (vii) no acquisition or disposition of any assets (or any contract or arrangement therefor), except in the ordinary course of business nor any other transaction by the Company otherwise than for fair value in the ordinary course of business; (viii) no change in accounting methods or practices of the Company; (ix) no loss, or any development that is expected to result in a loss, of any significant supplier, customer, distributor or account of the Company (other than the completion in the ordinary course of business of specific projects for customers); (x) no amendment or termination of any contract or agreement to which the Company is a party or by which it is bound; and (xi) no commitment (contingent or otherwise) to do any of the foregoing.

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2.7.         Litigation.  There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, by or against the Company or affecting any of the Company’s properties or assets, or against any officer, key employee or stockholder of the Company in his or her capacity as such, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery where such recovery would likely have a Material Adverse Effect.  Neither the Company nor any officer, key employee or stockholder in his or her capacity as such is, to the knowledge of the Company, a party to or in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may have a Material Adverse Effect.  Schedule 2.7 includes a description of all material litigation, claims, proceedings or, to the Company’s knowledge, investigations involving the Company or any of its officers, directors, stockholders or key employees in connection with the business of the Company occurring, arising or existing since its formation.

2.8.         Tax Matters.

(a)           The Company has paid all federal, state, local, foreign or other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including any interest, penalty, or addition thereto, whether disputed or not (collectively, “Taxes”) required to be paid by it through the date hereof.

(b)           All Taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when due.

(c)           The Company has, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or statements relating to Taxes (collectively, “Tax Returns”) required to be filed by it through the date hereof.  All such Tax Returns were correct and complete in all respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(d)           neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes.

(e)           No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

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(f)            The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)           There are no liens or other security interests encumbering any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes).

(h)           There has never been any audit of any Tax Return filed by the Company, no such audit is in progress and the Company has not been notified by any Tax authority that any such audit is contemplated or pending.

(i)            The Company has not made any payments, is not obligated to make any payments, and is not a party to any contract, plan or agreement, including, but not limited to, this Agreement, that could obligate it to make any payments that could be treated as an excess parachute payment subject to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

(j)            The Company is not a party to any Tax allocation, Tax sharing or similar agreement.

(k)           The Company is not and has not been a member of an affiliated group filing a consolidated federal income Tax Return.  The Company does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).  The Company does not have any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

(l)            The Company is and has been at all times an accrual method taxpayer. The Company has not been and will not be required to include any adjustment in income subject to Tax for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to Closing.

2.9.         Title to Properties.  Schedule 2.9 lists all real and personal property used in or necessary to the conduct of the Company’s business.  The Company has good and marketable title of record to all of its owned real property and a valid and enforceable leasehold interest in all of its leased real property, free and clear of all liens, restrictions and encumbrances.  The Company has good title to or a valid and enforceable leasehold interest in all personal property used in or necessary to the business of the Company and the same is in good condition and repair in all material respects (ordinary wear and tear excepted).  The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, except for violations which, singly or in the aggregate, would not have a Material Adverse Effect nor has the Company received written notice of any violation with which it has not complied in all material respects.

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2.10.       Intellectual Property.

(a)           Schedule 2.10 hereto contains a complete and accurate list of all Marks owned by the Company or used or held for use by the Company.  Except as set forth on Schedule 2.10 hereto:

(i)            the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of its business, free and clear of all Liens;

(ii)           all the Company Intellectual Property Assets which are issued by or registered with the U.S. Patent and Trademark Office, U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii)          there are no pending, or, to the Company’s knowledge, threatened claims against the Company or any of its employees alleging that any of the Company Intellectual Property Assets or the operation of the Company’s business, infringes or conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”);

(iv)          neither the operation of the Company’s business nor the Company Intellectual Property Assets infrings or conflicts with any Third Party Right;

(v)           the Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi)          to the knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets;

(vii)         the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company;

(b)           For purposes of this Agreement,

(i)            “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business.

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(ii)           “Intellectual Property Assets” means, collectively:

(A)          patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented);

(B)           trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C)           copyrights in both published and unpublished works, including without limitation all databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above;

(D)          know-how, trade secrets, confidential or proprietary information, data, designs, processes, drawings, schematics, blueprints, flow charts, models, prototypes, and techniques (collectively, “Trade Secrets”); and

(E)           goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

2.11.       Certain Contracts and Arrangements.  Except as set forth in the Transaction Documents or in Schedule 2.11 (with true and correct copies provided to the Investors), the Company is not a party or subject to or bound by:

(a)           any contract or agreement (i) involving a potential commitment or payment by the Company in excess of $50,000 or (ii) which is otherwise material and not entered into in the ordinary course of business;

(b)           any contract, lease or agreement which is not cancelable by the Company without penalty on less than ninety (90) days notice;

(c)           any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company to compete in any line of business or with any person or entity;

(d)           any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its products except in the ordinary course of business consistent with past practices;

(e)           any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

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(f)            any employment contracts, noncompetition agreements or other agreements with present or former officers, directors, employees or stockholders of the Company or persons related to or affiliated with such persons;

(g)           any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(h)           any pension, profit sharing, bonus, retirement, severance or stock option plans;

(i)            any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(j)            any joint venture, partnership, manufacturer, development or supply agreement;

(k)           any acquisition, merger or similar agreement;

(l)            any contract with any governmental entity; or

(m)          any other material contract not executed in the ordinary course of business.

All contracts, agreements, leases and instruments set forth on Schedule 2.11 are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties, and are enforceable in accordance with their respective terms.  The Company has no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments, which termination would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor, to the knowledge of the Company, any other party, is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.12.       Governmental Approvals; Compliance with Laws.  The Company is in compliance in all respects with all applicable laws and regulations, except where the failure to be in compliance would not have a Material Adverse Effect.  The Company has all of the permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct its business as presently conducted and as contemplated to be conducted, except for those the absence of which would cause a Material Adverse Effect.  All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and none of such permits, licenses,

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orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated by the Transaction Documents.  The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

None of the Company, the Company’s officers or directors, or, to the Company’s knowledge, any holders of 5% or more of the Company’s securities:

(a)           Filed a petition under the federal bankruptcy laws or any state insolvency law or had a filing against, or had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he or it was a general partner;

(b)           Been convicted in a criminal proceeding or been a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)           Been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)            Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           Engaging in any type of business practice; or

(iii)          Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)           Been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i), or to be associated with persons engaged in any such activity; or

(e)           Been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law, or any federal

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commodities law and the judgment in such civil action or finding by the SEC or CFTC has not been subsequently reversed, suspended, or vacated.

2.13.       Insurance Coverage.  Schedule 2.13 hereto contains an accurate summary of the insurance policies currently maintained by the Company.  There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date.  To the Company’s knowledge, there is no threatened termination of any such policies or arrangements.

2.14.       Employee Matters; ERISA.  Except as set forth on Schedule 2.14, the Company does not have in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, severance, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral.  The Company has no knowledge that any of the officers or other key employees of the Company presently intends to terminate his or her employment.  The Company is in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.  Upon termination of the employment of any employees, the Company will not be obligated to provide advance notice of termination of employment or be liable to any such employees for so-called “severance pay” or retiree health benefits.  The Company is in material compliance with the terms of all plans, and programs, including, without limitation, those and agreements listed on Schedule 2.14, and each such plan, program or agreement is in compliance with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and is terminable in the discretion of the Company without liability to the Company upon or following such termination.  No such plan, or program has engaged in any “prohibited transaction” as defined in Section 4975 of the Code or has incurred any “accumulated funding deficiency” as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program.  The Company has never maintained, sponsored or contributed to any plan which is subject to Title IV of ERISA or Section 412 of the Code.  At no time has the Company contributed to or been obligated to contribute to any “multi-employer plan” as defined in Section 3(37) of ERISA.  With respect to each plan listed on Schedule 2.14, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed.

2.15.       No Brokers or Finders.  No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or its stockholders or its affiliates.

2.16.       Transactions with Affiliates.  Except as set forth on Schedule 2.16, there are no loans, leases or other continuing arrangements between the Company on the one hand, and any officer, director or stockholder of the Company or any respective family member or affiliate of such officer, director or stockholder on the other hand.

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2.17.       Environmental Matters.  No hazardous waste, substances or materials, or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company, except in material compliance with applicable environmental laws.  No hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company, except in material compliance with applicable environmental laws.  The Company is in compliance in all material respects with all applicable environmental, health and safety laws and regulations, except where such violation has not or will not have a Material Adverse Effect on the Company.

2.18.       Corporate Records.  The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees.  The copies of the corporate records of the Company, as made available to the Investors for review, are true and complete copies of the originals of such documents.

2.19.       Customers, Distributors and Partners.  Schedule 2.19 sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company since its formation (the “Customers” and “Distributors”, respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”).  No Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company, or has decreased materially its usage or purchases of the services or products of the Company.  No Customer, Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

2.20.       Disclosures.  Neither the Transaction Documents, nor any other agreement, document or written statement made by the Company and furnished by the Company to the Investors in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances in which they were made.  To the Company’s knowledge, there is no material fact directly relating to the business, operations, condition or prospects of the Company (including any competitive developments, but other than facts which relate to general economic or industry trends or conditions) that could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or in any Schedule hereto.

SECTION III - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS AND MANAGEMENT STOCKHOLDERS

Each Investor (which for purposes of this Section III only shall include the Management Stockholders), severally and not jointly, hereby represents, warrants and covenants that (other than Section 3.5 with respect to the Management Stockholders):

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3.1.         Authorization.  Such Investor has full power and authority to enter into each of the Transaction Documents, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

3.2.         Purchase Entirely for Own Account.  This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be received by such Investor will be acquired for investment for such Investor’s own account (or the account of their respective affiliates), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable law, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same to any other person.  By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

3.3.         Disclosure of Information.  Such Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4.         Investment Experience.  Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Shares.

3.5.         Accredited Investor.  Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.6.         Restricted Securities.  Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances.  In the absence of any effective registration statement covering the Shares or an available exemption from registration under the Act, the Shares must be held indefinitely.  In this connection, such Investor represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act, including without limitation the Rule 144 condition that current information about the Company be available to the public.  Such information is not now available and the Company has no present plans to make such information available.

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3.7.         Authority and Non-Contravention.  The Transaction Documents are valid and binding obligations of the Investors, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally.  The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate or other action of such Investor.  The execution, delivery and performance of this Agreement and the performance of any transactions contemplated by the Transaction Documents will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which such Investor is a party or by which their or its assets are bound, or any provision of such Investors’ organizational documents, or cause the creation of any encumbrance upon any of the material assets of such Investors; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Investors; (iii) require from such Investor any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to federal or state securities or blue sky laws; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Investor is a party or by which it is bound.

3.8.         Investment Banking; Brokerage Fees.  No Investor has incurred or taken any action so that the Company is liable for or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

SECTION IV - CONDITIONS TO CLOSING

The obligations of each of the Investors and Management Stockholders to purchase and pay for their pro rata portion of the Shares shall be subject to the fulfillment to the Investors’ and Management Stockholders’ reasonable satisfaction or waiver on or before the Closing of the following conditions:

4.1.         Effectiveness of Shares Terms.  The terms of the Shares as set forth in Exhibit A hereto shall have become effective by the filing of the Certificate with the Secretary of State of the State of Delaware.

4.2.         Delivery of Documents. The Company shall have executed and/or delivered to the Investors and Management Stockholders (or shall have caused to be executed and delivered to the Investors by the appropriate persons) the following:

(a)           Certificates representing the Shares;

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(b)           Copies of resolutions of the Board of Directors and, as applicable, the stockholders of the Company authorizing the execution and delivery of the Transaction Documents, as certified by the Company’s Secretary;

(c)           A copy of the Certificate certified as of a recent date by the Secretary of State of the State of Delaware;

(d)           A copy of the By-Laws of the Company certified by the Company’s Secretary;

(e)           Certificates issued by the Secretary of State of the State of Delaware and such states in which the Company is qualified as a foreign corporation, certifying that the Company is in good standing in their respective states; and

(f)            The Stockholders Agreement in the form attached hereto as Exhibit B.

(g)           Registration Rights Agreement in the form attached hereto as Exhibit C.

(h)           Director Indemnification Agreements for each member of the Company’s Board of Directors in the form attached hereto as Exhibit D.

(i)            Such other supporting documents and certificates as the Investors may reasonably request.

4.3.         Merger Agreement.  The transactions contemplated by the Merger Agreement shall have been consummated or shall consummate concurrently with the Closing hereunder.

4.4.         No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Investors make it inadvisable to consummate such transactions.  No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

4.5.         Approvals and Consents. The Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement and the performance by them of the transactions contemplated hereby, and the Investors shall have received copies of all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Investors, from all third parties.

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SECTION V - MISCELLANEOUS

5.1.         Survival of Representations and Warranties.  The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing contemplated hereby and shall bind the successors and assigns of the relevant party, whether so expressed or not, and all such covenants, agreements, representations and warranties shall inure to the benefit of the successors and assigns of the parties hereto and to transferees of the Shares, whether so expressed or not.

5.2.         Entire Agreement.  The Transaction Documents constitute the full and entire understanding and agreement among the parties hereto with respect to the subject matters hereof and thereof, and any and all other written or oral agreements existing prior to or contemporaneously herewith are expressly superseded and canceled.

5.3.         Amendments Waivers and Consents.  For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company on the one hand and any Investor on the other and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  Any term or provision hereof may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of a majority interest of the voting power of the Shares.  Any amendment or waiver effected in accordance with this Section 5.3 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding each future holder of all such securities and the Company.

5.4.         Notices and Demands.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	c/o Great Hill Partners, L.P.
1 Liberty Square
Boston, MA 02109
Fax: (617) 790-9401
Attn: Christopher S. Gaffney

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: David F. Dietz, P.C.
Facsimile Number (617) 523-1231

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To the Management Stockholders:	At the addresses listed in the signature pages hereto

With a copy to:	Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Fax No. (650) 849-7400
Attention: Craig E. Dauchy

or to such other address or fax number of which any party may notify the other parties as provided above.  Notices shall be effective as of the date of such delivery, mailing or fax.

5.5.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

5.6.         Expenses.  The Company agrees to pay all reasonable fees and disbursements of counsel to the Investors in connection with the negotiation, preparation and consummation of the Transaction Documents, and any subsequent amendment, waiver, consent or enforcement thereof.

5.7.         Counterparts.  This Agreement and any Exhibit or Schedule hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.  One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

5.8.         Effect of Headings; Construction.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.  The parties have participated jointly in the negotiation and drafting of the Transaction Documents with counsel sophisticated in investment transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith..

5.9.         Governing Law.  This Agreement shall be deemed a contract made under the laws of the State of Delaware and all disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance hereof or the transactions contemplated herein, shall be construed under and governed by the laws of such state, without giving effect to its conflicts of laws principles.

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5.10.       Dispute Resolution.

(a)           All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor.  The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement.  The arbitration shall be held in Delaware before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert, and a summary of the expert’s opinions and the basis for said opinions.  The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Section 5.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Section 5.10 shall be enforceable in any court of competent jurisdiction.

Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charged by J.A.M.S.

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(b)           Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Delaware for the purposes of enforcing the arbitration provisions of Section 5.10(a) of this Agreement.  Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

[SIGNATURE PAGES FOLLOW NEXT]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the day and year first above written.

COMPANY:

GHP ACQUISITION CORP.

By:	/s/ CHRISTOPHER S. GAFFNEY
Name: Christopher S. Gaffney
Title: President

Address:

c/o Great Hill Partners, L.P.
1 Liberty Square
Boston, MA 02109
Fax: (617) 790-9401
Attn: Christopher S. Gaffney

[Signature Page to Purchase Agreement]

INVESTORS:

GREAT HILL EQUITY PARTNERS II LIMITED PARTNERSHIP,

By: Great Hill Partners GP II, LLC, its General Partner

By:	/s/ CHRISTOPHER S. GAFFNEY
Name: Christopher S. Gaffney
Title: Manager

Address:

c/o Great Hill Partners, L.P.
1 Liberty Square
Boston, MA 02109
Fax: (617) 790-9401
Attn: Christopher S. Gaffney

GREAT HILL AFFILIATE PARTNERS II LIMITED PARTNERSHIP,

By: Great Hill Partners GP II, LLC, its General Partner

By:	/s/ CHRISTOPHER S. GAFFNEY
Name: Christopher S. Gaffney
Title: Manager

Address:

c/o Great Hill Partners, L.P.
1 Liberty Square
Boston, MA 02109
Fax: (617) 790-9401
Attn: Christopher S. Gaffney

MANAGEMENT STOCKHOLDERS:

/s/ CHRISTOPHER ANDERSON
Christopher Anderson

Address:
PO Box 620952
Woodside
CA 94062

/s/ MARK JUNG
Mark Jung

Address:
12720 Dianne Drive
Los Altos Hills, CA 94022

/s/ KENNETH KELLER
Kenneth Keller

Address:
3386 Royal Meadow Ln
San Jose, CA 95135

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GHP ACQUISITION CORP.

GHP Acquisition Corp. a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 28, 2003.

SECOND: This Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this                             day of                          , 2003.

GHP ACQUISITION CORP.

By:	/s/

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GHP ACQUISITION CORP.

ARTICLE I

The name of the Corporation is GHP Acquisition Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company..

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 72,000,000, consisting of (a) 70,500,000 shares of preferred stock, par value $0.01 per share, of which (i) 70,273,074 shares shall be designated Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Redeemable Preferred Stock”), and (ii) 226,926 shares shall be undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock” and, together with the Series A Redeemable Preferred Stock, the “Preferred Stock”) and (b) 1,500,000 shares shall be designated Common Stock, par value $.01 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A.   SERIES A REDEEMABLE PREFERRED STOCK

1.             Designation.  A total of 71,791,546 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Redeemable Preferred Stock.

2.             Dividends.  The holders of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, prior to the payment of any dividends on the Common Stock or any other class or series of capital stock ranking with respect to the payment of dividends junior to the Series A Redeemable Preferred Stock, dividends at the rate of six per cent (6%) of the per share purchase price of One Dollar ($1.00) per annum per share of Series A Redeemable Preferred Stock (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share, which dividends shall be cumulative and accrue daily in arrears and be compounded annually, whether or not such dividends are declared by the Board of Directors or paid.

3.             Liquidation; Merger, etc.

(a)           Liquidation Preference.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares-of Series A Redeemable Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series A Redeemable Preferred Stock, an amount per share of Series A Redeemable Preferred Stock equal to (i) One Dollar ($1.00), plus (ii) an amount equal to all accumulated but unpaid dividends on such share, of Series A Redeemable Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock) (the “Series A Redeemable Liquidation Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Series A Redeemable Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Redeemable Liquidation Preference Amount due to such holders, such holders of Series A Redeemable Preferred Stock shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

(b)           Remaining Assets.  In connection with a Liquidation Event, after the prior payment in full of the aggregate Series A Redeemable Liquidation Preference Amount and, thereafter, any amount payable upon a Liquidation Event to the holders of any other class or series of capital stock ranking on liquidation senior to the Common Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of Common Stock then outstanding.

(c)           Amount Payable in Mergers, etc.  The holders of not less than a majority of the outstanding shares of Series A Redeemable Preferred Stock (a “Series A Redeemable, Majority Interest”) may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold, in substantially the same relative proportions, at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale, lease or transfer of all or substantially all of the assets of the Corporation, or (iii) any other transaction pursuant to or as a result of which a single person (or group of affiliated persons) acquires or holds capital stock of the Corporation representing a majority of the Corporation’s outstanding voting power (a “Change of Control Transaction”).  If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation, or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed

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by the Corporation that are senior to any outstanding Series A Redeemable Preferred Stock), in connection with any such asset sale, shall be, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the capital stock of the Corporation in accordance with the preferences and priorities set forth in Section A.3(a) and Section A.3(b), above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale, or Change of Control Transaction as if such transaction were a Liquidation Event.  In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.3(c), including without limitation, (i) in the case of a merger, consolidation or Change of Control Transaction, causing the definitive agreement relating to such merger, consolidation or Change of Control Transaction to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities-of the capital stock of the Corporation as set forth in Section A.3(a) and Section A.3(b) above, or (ii) in the case of an asset sale, redeeming in full the Series A Redeemable Preferred Stock on the terms provided herein.  The Corporation shall promptly provide to the holders of shares of Series A Redeemable Preferred Stock such information concerning the terms of such merger, consolidation, asset sale, or Change of Control Transaction and the value of the assets of the Corporation as may reasonably be requested by the holders of the Series A Redeemable Preferred Stock.  The amount deemed distributed to the holders of shares of capital stock of the Corporation upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity.  Any election pursuant to this Section A.3(c) by a Series A Redeemable Majority Interest shall be made by written notice to the Corporation at least five (5) days prior to the closing of the relevant transaction.  Upon any such election, all holders of Series A Redeemable Preferred Stock, shall be deemed to have made such election and such election shall bind all such holders.

(d)           Valuation of Securities or Other Non-Cash Consideration.  For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Series A Redeemable Preferred Stock in connection with any transaction to which Section A.3(c) is applicable, the following shall apply:

(i)            If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii)           If any such securities are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

(iii)          If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the holders of not less than a Series A Redeemable Majority Interest, provided that if the Corporation and the holders of such applicable majority interest are unable to reach agreement, then by independent appraisal

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by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

4.             Redemption.  The Series A Redeemable Preferred Stock shall be entitled to the redemption rights set forth in this Section A.4.

(a)           Optional Redemption.  The holders of a Series A Redeemable Majority Interest may elect to have all (but not less than all) of the outstanding shares of Series A Redeemable Preferred Stock redeemed (A) on or at any time after the fifth (5t) anniversary of the date of original issuance of the Series A Redeemable Preferred Stock (the “Series A, Redeemable Closing Date”), or (B) upon the closing of the Corporation’s initial public offering of common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.  In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Series A Redeemable Preferred Stock in cash, out of funds legally available therefor, at the Series A Redeemable Redemption Price specified in Section A.4(b).  Any election by a Series A Redeemable Majority Interest pursuant to this Section A.4(a) shall be made by written notice to the Corporation and the other holders of Series A Redeemable Preferred Stock at least fifteen (15) days prior to the date elected by the Series A Redeemable Majority Interest for redemption (the “Series A Redeemable Redemption Date”).  Upon such election, all holders of Series A Redeemable Preferred Stock shall be deemed to have elected to have their shares of Series A Redeemable Preferred Stock redeemed pursuant to this Section A.4(a) and such election shall bind all holders of Series A Redeemable Preferred Stock.

(b)           Redemption Price.  The price for each share of Series A Redeemable Preferred Stock redeemed pursuant to this Section A.4 shall be an amount equal to the Series A Redeemable Liquidation Preference Amount, (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations (the “Series A Redeemable Redemption Price”)).  The aggregate Series A Redeemable Redemption Price shall be payable, out of funds legally available therefor, in cash in immediately available funds to the respective holders of the Series A Redeemable Preferred Stock on the Series A Redeemable Redemption Date.

(c)           Insufficient Funds.  If the funds of the Corporation legally available to redeem shares of Series A Redeemable Preferred Stock on the Series A Redeemable Redemption Date, are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A Redeemable Preferred Stock required to be so redeemed, and, in any event, shall use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been  redeemed in full.  At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series A Redeemable Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares which the Corporation has become obligated to redeem on the Series A Redeemable Redemption Date, (but which it has not redeemed), at such Series A Redeemable Redemption Price.

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(d)           Dividend After Redemption Date.  In the event that shares of Series A Redeemable Preferred Stock, required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.2 until the date on which the Corporation actually redeems such shares.

(e)           Surrender of Certificates.  Each holder of shares of Series A Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Redeemable Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable redemption price by certified check or wire transfer, provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Series A Redeemable Preferred Stock, , required to be redeemed, each holder shall, in addition to receiving the payment of the portion of the aggregate redemption price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series A Redeemable Preferred Stock not so redeemed.

5.             Covenants.

(a)           The Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Redeemable Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Series A Redeemable Majority Interest:

(i)            declare or pay any dividends on, or make any distributions of cash, property or securities of the Corporation in respect of, or apply any of its assets to the redemption, retirement, purchase or other acquisition of, the Common Stock or any other class or series of capital stock ranking with respect to dividends and upon liquidation and redemption junior to the Series A Redeemable Preferred Stock, directly or indirectly, through subsidiaries or otherwise, except for the redemption or repurchase of any Excluded Shares pursuant to the terms of any agreements entered into between the Corporation and any holders of such Excluded Shares which have been approved by the Corporation’s Board of Directors; or

(ii)           amend or alter the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series A Redeemable Preferred Stock.

Further, the Corporation shall not, by amendment, alteration or repeal of Article N, Section A of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event or any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation

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and shall at all times in good faith assist in the carrying out of all the provisions of Article N, Section A of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Redeemable Preferred Stock under Article IV, Section A of this Amended and Restated Certificate of Incorporation against impairment.  Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Redeemable Preferred Stock.

6.             Notice.

(a)           Liquidation Events, Etc.  In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.3(c) hereof, or initial public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Redeemable Preferred Stock at least ten (10) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(c) hereof, or public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.  Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount per share of Series A Redeemable Preferred Stock each holder of Series A Redeemable Preferred Stock, would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, if any, and (3) the facts upon which such amounts were determined.

(b)           Waiver of Notice.  The holder or holders of a Series A Redeemable Majority Interest, , may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(c)           Other Waivers.  The holder or holders of a Series A Redeemable Majority Interest, , may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series A Redeemable Preferred Stock, , in a, manner materially different than any other holder thereof, and any such waiver shall be binding upon all holders of Series A Redeemable Preferred Stock, and their respective transferees.

(d)           General.  In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series A Redeemable Preferred Stock.

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7.             No Reissuance of Redeemable Preferred Stock.  No share or shares of Series A Redeemable Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.             Contractual Rights of Holders.  The various provisions set forth herein for the benefit of the holders of the Series A Redeemable Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, by one or more actions for specific performance.

B.   UNDESIGNATED PREFERRED STOCK

Undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Undesignated Preferred Stock that may be redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law or this Amended and Restated Certificate of Incorporation.  Different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Subject to any limitation in such authority contained in this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, authority is hereby expressly granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, whether full, limited, or none, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware and the terms of this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time.  Without limiting the generality of the foregoing, the resolutions providing for the issuance of, and the terms of, any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series, other than the Series A Preferred Stock, to the extent permitted by law and the terms of this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time.  Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, no vote of the holders of the Preferred Stock or Common Stock shall be required for the issuance of any shares of any series of the Undesignated Preferred Stock authorized by and complying with the conditions of the Amended and Restated Certificate of Incorporation, as the same may be amended and/or, amended and restated from time to time, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

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C.   COMMON STOCK

1.             Voting.

(a)           Election of Directors.  The holders of Common Stock shall be entitled to elect all of the Directors of the Corporation other than those directors that, under this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, are to be specifically designated or elected by the holders of any particular class or series of capital stock of the Corporation.  Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect.  The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, the by-laws of the Corporation and applicable law.

(b)           Voting Generally.  Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

2.             Dividends.  Subject to the payment in full of all preferential dividends to which the holders of the Series A Redeemable Preferred Stock or any other class or series of capital stock ranking with respect to the payment of dividends senior to the Common Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

3.             Liquidation.  Upon any Liquidation Event, including any event deemed to be a Liquidation Event pursuant to Section A.3(c) above, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Series A Redeemable Preferred Stock and any other class or series of capital stock ranking on liquidation senior to the Common Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.3.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.             Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

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2.             Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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EXHIBIT B

FORM OF STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT

By and Among

GHP Acquisition Corp.,

The Management Stockholders

and

The Investors

as defined herein

Dated as of                       , 2003

i

ii

Section 8.5	Headings
Section 8.6	Counterparts
Section 8.7	Remedies; Severability
Section 8.8	Entire Agreement
Section 8.9	Adjustments
Section 8.10	Law Governing
Section 8.11	Successors and Assigns
Section 8.12	Dispute Resolution

EXHIBITS
Exhibit A —	Form of Joinder Agreement

SCHEDULES
Schedule A —	Investors and Management Stockholders

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STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of                      , 2003, by and among GHP Acquisition Corp., a Delaware corporation (the “Company”), the individuals identified on Schedule A hereto as Management Stockholders (collectively, the “Management Stockholders,” and each individually, a “Management Stockholder”), the Persons identified on Schedule A hereto as the Investors (each, an “Investor” and collectively, the “Investors”) and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.  The Management Stockholders and the Investors are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, on the date hereof, the Investors are purchasing shares of the Company’s Series A Redeemable Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), and shares of the Company’s Common Stock, par value $.01 per share, (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) pursuant to that certain Securities Purchase Agreement dated May       , 2003 between the Company and the Investors (the “Purchase Agreement”);

WHEREAS, on the date hereof, the Management Stockholders are purchasing the Shares as set forth in the Purchase Agreement;

WHEREAS, it is a condition to the obligations of the Stockholders under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof; and

WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS

Section 1.1  Constriction of Terms.  As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

Section 1.2  Terms Not Defined.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

Section 1.3  Number of Shares of Stock.  Whenever any provision of this Agreement calls for any calculation based on a number of shares of capital stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that

Stockholder, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder, as applicable.

Section 1.4  Defined Term.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

An “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Board of Directors of the Company.

“Charter” means Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall mean GHP Acquisition Corp., a Delaware corporation and any successors thereto.

“Equity Incentive Plan” means the Company’s 2003 Stock Option and Grant Plan, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Majority Interest” means the Stockholders holding not less than a majority of the outstanding shares of Common Stock held by all of the Stockholders, calculated in accordance with Section 1.3 hereof.

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and .any other entity or organization, governmental or otherwise.

“Preferred Stock” means the Series A Preferred Stock, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“QPO” means the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock (i) at a price per share of Common Stock of not less than $[25.00] (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), (ii) with respect to which the Company receives aggregate net proceeds attributable to sales for the account of the Company (after deduction of underwriting discounts and commissions) of not less than $50,000,000 million, and (iii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means, at any time, shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).  At all times, the number of Shares deemed issued and outstanding or held or to be voted by any Stockholder shall be calculated in accordance with Section 1.3.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.  “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

SECTION 2.         REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of the Investors.  Each of the Investors, individually and not jointly, hereby represents, warrants and covenants to the Company and the Management Stockholders as follows: (a) such Investor has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Investor enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Investor of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Investor, or require such Investor to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Investor is a party or by which the property of such Investor is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Investor.

Section 2.2  Representations and Warranties of the Management Stockholders.  Each of the Management Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and the Investors as follows: (a) such Management Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Management Stockholder enforceable against him in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Management Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Management Stockholder, or require such Management Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Management Stockholder is a party or by which the property of such Management Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Management Stockholder.

Section 2.3  Representations and Warranties of the Company.  The Company hereby represents, warrants and covenants to the Management Stockholders and the Investors as follows: (a) the Company has full corporate authority and power to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except:  (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or, arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION 3.         RESTRICTIONS ON TRANSFER; RIGHT OF REFUSAL; CO-SALE PROVISIONS

Section 3.1  Restrictions on Transfer.  Each Management Stockholder agrees that such Management Stockholder will not, without the prior written consent of a Majority Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Management Stockholder, except in connection with, and strictly in compliance with the conditions of this Section III.

Section 3.2  Permitted Transfers.  Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to either of the Transfers listed below, provided that in each case the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Management Stockholder, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

(a)           Transfers by any Management Stockholder to the spouse, children or siblings of such Management Stockholder or to a trust or family limited partnership for the benefit of any of them; and

(b)           Transfers upon the death of any Management Stockholder to such Management Stockholder’s heirs, executors or administrators or to a trust under such Management Stockholder’s will, or Transfers between such Management Stockholder and such Management Stockholder’s guardian or conservator.

Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 3.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Management Stockholder making such Transfer, whether or not they so agree in writing.

Section 3.3  Right of Refusal.  In the event that any of the Management Stockholders entertains a bona fide offer to purchase all or any portion of the Shares held by such Management Stockholder (a “Transaction Offer”) from any other Person (a “Buyer”), such Management Stockholder (a “Transferor”) may, subject to the provisions of Section 3.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

(a)           Offer Notice.  The Transferor shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors of such Transferor’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4 (such notice, the “Offer Notice”).  The Transferor’s Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) first to the Company and then, in the event that the Company fails to purchase all of the Offered Shares, to the Investors, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer.  The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(b)           Company Option.  The Company shall have the first option to purchase all but not less than all of the Offered Shares.  At any time within ten (10) days after receipt by the Company of the Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Transferor within the Company Option Period.  The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Company Acceptance Notice.  If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.3(b) shall take place within thirty (30) days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferor and the Company.  If the Company fails to purchase all of the Offered Shares by exercising its option under this Section 3.3(b) within the period provided, the Transferor shall so notify the Investors promptly (the “Additional Offer Notice”) and the Remaining Shares shall be subject to the options granted to the Investors pursuant to Section 3.3(c) below.

(c)           Investors’ Option.  If the Company fails to purchase the Offered Shares under Section 3.3(b) above, at any time within fifteen (15) days after receipt by the Investors of the Additional Offer Notice (the “Investor Option Period”), each Investor may elect to accept the offer to purchase with respect to any or all of the Remaining Shares and shall give written notice of such election (the “Investor Acceptance Notice”) to the Transferor and each Investor within the Investor Option Period, which notice shall indicate the maximum number of Shares that the Investor is willing to purchase, including the number of Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in paragraph (d) below).  If, and only if, the Investor Acceptance Notices delivered pursuant to this Section 3.3(c) taken together indicate a desire to purchase all but not less than all of the Offered Shares, the Investor Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Investor Acceptance Notice.  The closing for any purchase of Shares by the Investors under this Section 3.3(c) shall take place within thirty (30) days following the expiration of Investor Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferor and such Investors.  The Transferor shall notify the Investors promptly if any Investor fails to offer to purchase all of its Pro Rata Fraction.

(d)           Allocation of Shares among Investors.  Upon the expiration of the Investor Option Period, the number of Shares to be purchased by each Investor shall be determined as follows: (i) first, there shall be allocated to each Investor electing to purchase, a number of Shares equal to the lesser of (A) the number of Shares as to which such Investor accepted as set forth in its respective Investor Acceptance Notice or (B) such Investor’s Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor Option Period delivered an Investor Acceptance Notice that set forth a number of Shares that exceeded their respective Pro Rata

Fractions, in each case on a pro rata basis in proportion to the number of Shares held by each such Investor up to the amount of such excess.  An Investor’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Offered Shares by a fraction, the numerator of which is the total number of Shares owned by such Investor, and the denominator of which is the total number of Shares held by all Investors, in each case as of the date of the Offer Notice.

(e)           Valuation of Property.  In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferor, the Company and a Majority Interest shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company and/or the Investors, as the case may be, may effect their purchase under this Section 3.3 by payment of such fair market value in cash or cash equivalents.

(f)            Sale to Third Party.  In the event that the Company and the Investors do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Shares proposed to be sold, the Transferor may sell all such Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4.  Promptly after such Transfer, the Transferor shall notify the Company, which in turn shall promptly notify all the Investors, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer.  Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Management Stockholder.  If the Transferor’s sale to a Buyer is not consummated in accordance with the terms of the Transaction Offer on or before sixty (60) calendar days after the latest of: (i) the expiration of the Company Option Period, (ii) the expiration of the Investor Option Period, (iii) the expiration of the Co-Sale Election Period set forth in Section 3.4 below, if applicable, and (iv) the satisfaction of all governmental approval or filing requirements, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferor sends a new Offer Notice and once again complies with the provisions of this Section 3.3 with respect to such Transaction Offer.

Section 3.4  Co-Sale Option of Stockholders.  In the event that the Company and the Investors do not exercise their rights under Section 3.3 with respect to all of the Shares proposed to be so Transferred in connection with any Transaction Offer, the Transferor may Transfer such Shares only pursuant to and in accordance with the following provisions of this Section 3.4:

(a)           Co-Sale Notice.  As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferor shall provide notice to each of the Stockholders (the “Co-Sale Notice”) of its right to participate in the Transaction Offer on a pro rata basis with the Transferor (the “Co-Sale Option”).  To the extent one or more Stockholders exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferor may Transfer in the Transaction Offer shall be correspondingly reduced.

(b)           Stockholder Acceptance.  Each of the Stockholders shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Transferor within ten (10) days after receipt by such Stockholder of the Co-Sale Notice (the “Co-Sale Election Period”).  Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Stockholder wishes to sell, including the number of Shares it would sell if one or more other Stockholders do ‘not elect to participate in the sale on the terms and conditions stated in the Offer Notice.

(c)           Allocation of Shares.  Each Stockholder shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Shares available for sale to the Buyer subject to the Transaction Offer by a fraction, the numerator of which is the total number of Shares owned by such Stockholder and the denominator of which is the total number of Shares held by all Stockholders and the Transferor, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided.  In the event any Stockholder does not elect to sell the full amount of such Shares which such Stockholder is entitled to sell pursuant to this Section 3.4, then any Stockholders who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares held by each such Stockholder) with any other Stockholders and up to the maximum number of Shares stated in each such Stockholder’s Co-Sale Acceptance Notice, any Shares not elected to be sold by such Stockholder.

(d)           Co-Sale Closing.  Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferor shall promptly notify each participating Stockholder of the number of Shares held by such Stockholder that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any.  Each participating Stockholder may effect its participation in any Transaction Offer hereunder by delivery to the Buyer, or to the Transferor for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto.  At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Stockholder that portion of the sale proceeds to which the participating Stockholder is entitled by reason of its participation with respect thereto.  No Shares may be purchased by the Buyer from the Transferor unless the Buyer simultaneously purchases from the participating Stockholders all of the Shares that they have elected to sell pursuant to this Section 3.4.

(e)           Liability of Stockholders.  Each participating Stockholder shall be liable to the Buyer only to the same extent as the Transferor with respect to representations and warranties regarding the Company or its business, on a several basis for each such Stockholder’s pro rata portion, provided that each such Stockholder’s liability with respect to such representations and warranties shall not exceed the value of the proceeds received by such Stockholder upon the consummation of the Transaction Offer and, provided further, that no Stockholder shall be required to make any other representations or warranties or to provide any indemnities in connection therewith other than with respect to title to the shares being conveyed.

(f)            Sale to Third Party.  Any Shares held by a Transferor that are the subject of the Transaction Offer and that the Transferor desires to Transfer following compliance with this Section 3.4, may be sold to the Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferor than those contained in the Offer Notice.  Promptly after such Transfer, the Transferor shall notify the Company, which in turn shall promptly notify all the Stockholders, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest.  Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Management Stockholder.  In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Stockholder its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferor sends a new Offer Notice and once again complies with the provisions of Sections 3.3 and 3.4 with respect to such Transaction Offer.

Section 3.5  Contemporaneous Transfers.  If two or more Management Stockholders propose concurrent Transfers that are subject to this Section III, then the relevant provisions of Sections 3.3 and 3.4, as applicable, shall apply separately to each such proposed Transfer.

Section 3.6  Assignment.  Subject to Section 8.11 hereof, each Stockholder shall have the right to assign its rights hereunder to any Transferee of such Stockholder’s Shares, and shall further have the right to assign and transfer such Stockholder’s right to accept any particular Transaction Offer, and any such Transferee shall be deemed within the definition of a “Stockholder” and, where applicable, an “Investor” for purposes of this Section III.

Section 3.7  Effect of Prohibited Transfers.  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

SECTION 4.         RIGHTS AND OBLIGATIONS TO SELL.

Section 4.1  Drag-Along-Right.  In the event of a Sale Event (as defined below), the Management Stockholders shall be obligated to and shall upon the written request of a Majority Interest: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer a pro rata portion of, his, her or its Shares on substantially the same terms applicable to the Investors; and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale Event proposed by a Majority Interest and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as such Investors or Buyer may reasonably require in order to carry out the terms and provisions of this Section 4.1 (the “Drag-Along Right”).

For purposes of this Section IV, a “Sale Event” shall mean a bona fide negotiated transaction in which the Majority Interest has determined (i) to sell or otherwise dispose of all or substantially all of the assets of the Company, or (ii) to sell sufficient capital stock of the Company to constitute a change in control of the Company or (iii) to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Investors.

Section 4.2  Tag-Along Right.  In the event of a Sale Event, the Management Stockholders shall, in the event that the Investors do not exercise the Drag-Along Right set forth in Section 4.1 above, have the right to require the Investors to include the Management Stockholders’ Shares in the Sale Event on the same terms and conditions, as the Investors’ Shares (the “Tag-Along Right”); provided that the Management Stockholders undertake all obligations undertaken by the Investors in connection with such Sale Event, including without limitation, all indemnification and escrow obligations.

Section 4.3  Procedure.  Not less than thirty (30) days prior to the date proposed for the closing of any Sale Event, the Investors shall give notice to the Management Stockholders, setting forth in reasonable detail the name or names of the Buyer, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date.  The Tag-Along Right set forth in Section 4.2 above, shall be exercisable by the Investors by providing notice to the Management Stockholders at least fifteen (15) days prior to the date proposed for the closing of the Sale Event.

SECTION 5.         RIGHTS TO PURCHASE

Section 5.1  Right to Participate in Certain Sales of Additional Securities.  The Company agrees that it will not sell or issue: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company (other than sales or issuances pursuant to the Equity Incentive Plan) (each an “Issuance”), unless the Company first submits a written notice to each Stockholder identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Stockholder the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if some Stockholders do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties (the “Right to Participate”).  The-Company’s offer pursuant to this Section 5.1 shall remain open and irrevocable for a period of thirty (30) days following receipt by the Stockholders of such written notice.

Section 5.2  Stockholder Acceptance.  Each Stockholder may elect to purchase the securities so offered by giving written notice thereof to the Company within such 30-day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that the Stockholder wishes to purchase, including the number of such shares it would purchase if one or more other Stockholders do not elect to purchase their respective Pro Rata Allotments.

Section 5.3  Calculation of Pro Rata Allot.  Each Stockholder’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of Shares owned by such

Stockholder bears to all of the issued and outstanding Shares as of the date of such written offer.  If one or more Stockholders do not elect to purchase their respective Pro Rata Allotment, each of the electing Stockholders may purchase such shares on a pro rata basis, based upon the relative holdings of Shares of each of the electing Stockholders in the case of over-subscription.

Section 5.4  Sale to Third Party.  Any securities so offered that are not purchased by the Stockholders pursuant to the offer set forth in Section 5.1 above, may be sold by the Company, but only on terms and conditions not more favorable than those set forth in the notice to Stockholders, at any time within sixty (60) calendar days following the termination of the above-referenced 30-day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 60-day period without renewed compliance with this Section V.

Section 5.5  Exceptions to Pre-emptive Rights.  Notwithstanding the foregoing, the right to purchase granted under this Section V shall be inapplicable with respect to:  (i) the issuance of up to an aggregate of 126,200 shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the Company’s Equity Incentive Plan, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the Equity Incentive Plan; (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares; or (iii) securities issued in connection with any acquisition or merger that is approved by a Majority Interest.

Section 5.6  Assignment of Rights.  Subject to Section 8.11 hereof, each Stockholder shall have the right to assign its rights under this Section V to any Transferee of such Stockholder’s Shares, and shall further have the right to assign and transfer such Stockholder’s right to accept any particular offer under Section 5.1 hereof, and any such Transferee shall be deemed within the definition of a “Stockholder” for purposes of this Section V.

SECTION 6.         ELECTION OF DIRECTORS

Section 6.1  Board Composition.  Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), to elect and continue in office as Directors the following:

(a)           Mark Jung (“Mr. Jung”);

(b)           Christopher Anderson (“Mr. Anderson”);

(c)           Christopher Gaffney;

(d)           Michael Kumin; and

(e)           One person to be nominated by Great Hill Partners, LLC

Section 6.2  Termination.

(a)           The obligations of the Stockholders set forth in Section 6.1 (a) shall terminate upon:  (i) any breach by Mr. Jung of the Employment Agreement, dated as of the date hereof by and between the Company and Mr. Jung (the “Employment Agreement”); (ii) termination by either party of the Employment Agreement; (iii) the termination, withdrawal, resignation or removal of Mr. Jung from the position of chief executive officer of the Company; (iv) any material breach by Mr. Jung of any agreement to which each of the Company and Mr. Jung is a party; or (v) Mr. Jung is the holder of less than five percent (5%) of the Common Stock on a fully-diluted basis.

(b)            The obligations of the Stockholders set forth in Section 6.1(b) shall terminate upon: (i) any breach by Mr. Anderson of any agreement to which each of the Company and Mr. Anderson is a party; or (ii) Mr. Anderson is the holder of less than five percent (5%) of the Common Stock on a fully-diluted basis.

Section 6.3  Assignment.  Each Stockholder agrees, as a condition to any Transfer of his, her or its Shares, to cause the Transferee to agree to the provisions of this Section VI, whereupon such Transferee shall be subject to the provisions hereof to the same extent as the Stockholders in connection with its ownership of the Shares Transferred.

SECTION 7.         COVENANTS OF THE COMPANY

The Company covenants and agrees with each of the Stockholders that:

Section 7.1  Financial Statements, Reports, Etc.  The Company shall furnish to each Investor the following reports:

(a)           Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(b)           Quarterly Financial Statements.  Within thirty (30) days after the end of each quarter in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(c)           Budget.  No later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(d)           Accountant’s Letters.  Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(e)           Notices.  Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(f)            Other Information.  Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request.

Section 7.2  Corporate Existence.  The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

Section 7.3  Properties, Business Insurance.  The Company shall obtain and maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

Section 7.4  Key Person Insurance.  The Company shall obtain, as soon as reasonably practicable following the closing, “key person” term life insurance policies on the life of Mr. Jung in such amounts as may be approved by the Board of Directors, which shall name the Company as beneficiary. The Company will use its best efforts to maintain in effect such “key person” term life insurance policies.

Section 7.5  Inspection, Consultation and Advice.  The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as each Investor may designate, at such Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours and provided that such Investor or designee has executed a confidentiality agreement in substance and form reasonably acceptable to the Company.

Section 7.6  Compensation of Directors.  The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof.  After the initial public offering of the Company’s capital stock, the

Company shall pay or provide to any director of the Company who is nominated by the Investors, fees, options and other compensation in amounts at least equal to the fees, options or other compensation paid to all other non-management directors of the Company.

Section 7.7  Board of Directors Meetings.  The Company shall use its reasonable best efforts to ensure that meetings of its Board of Directors are held at least four times each year and at least once each quarter.

Section 7.8  By-laws.  The Company shall at all times cause its By-laws to provide that unless otherwise required by the laws of the State of Delaware, any one director shall have the right to call a meeting of the Board of Directors.  The Company shall at all times maintain provisions in its By-laws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

Section 7.9  Restrictive Agreements Prohibited.  Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement.

Section 7.10  Compliance with Laws.  The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

Section 7.11  Keeping of Records and Books of Account.  The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 7.12  Qualified Small Business Stock.  The Company shall use commercially reasonable efforts to cooperate with any request for information from any Investor regarding whether such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, and the Company shall use commercially reasonable efforts to assist such Investor with completing any documents necessary for such determination.  The Company’s obligation to furnish any requested information pursuant to this Section shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

Section 7.13  Lock-Up Agreements.  The Company will obtain agreements in writing from each holder of stock or options of the Company, as a condition to any issuance of stock or grant of options, agreeing not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of stock without the consent of the Company’s underwriters, in connection with any public offering of the Company’s capital stock, consistent with the provisions of Section 12 of that certain Registration Rights Agreement by and among the Company and the Investors.

Section 7.14  Affiliated Transactions.  All transactions by and between the Company and any officer, employee, director or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from non-related persons and shall be approved in advance by a Majority Interest.

Section 7.15  Management Compensation.  Compensation paid by the Company to its management and other employees will be both reasonably comparable to compensation paid to similarly situated employees in companies in the same. or similar businesses of similar size and maturity and with comparable financial performance and reasonable in relation to the Company’s overall compensation structure.  Any grants of capital stock or options to employees, officers, directors or consultants of the Company shall be made pursuant to the Equity Incentive Plan, and conditioned upon the grantee agreeing to be bound by the terms of an option and/or stock agreement containing first refusal rights of the Company with respect to the transfer of such stock or options and such other provisions as are approved or requested by a Majority Interest.

Section 7.16  Financings.  The Company will promptly provide to the Investors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company, whether initiated by the Company or any other person or entity.

Section 7.17  Expenses.  The Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred by them in connection with their ongoing investment in the Company, including, without limitation, the fees and disbursements of counsel and other professionals in connection with any modification, waiver, consent or amendment requested in connection with any Transaction Document (as defined in the Purchase Agreement). In addition, the Company agrees to pay any and all stamp, transfer, and other similar taxes, if any, payable or determined to be payable in connection with the execution and delivery of the Transaction Documents.

Section 7.18  Indemnification.

(a)           Without limitation of any other provision of this Agreement or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold each Investor, its respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Investor Indemnified Party (“Losses”), based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company in this Agreement or any other Transaction

Document, (ii) any breach of any covenant or agreement made by the Company in this Agreement, in any other Transaction Document or in any other agreement executed in connection herewith or therewith, or (iii) any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party’s involvement with the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that-the Company will not be liable to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, or (B) conduct by an Investor Indemnified Party which constitutes fraud or willful misconduct.

(b)           If the indemnification provided for in Section 7.18(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) ,in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c)           Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 7.18(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

Section 7.19  Term.

(a)           This Agreement shall terminate upon the consummation of a QPO.

(b)           The rights granted under Section IV and Section V of this Agreement to each Management Stockholder shall terminate upon: (i) any material breach by such

Management Stockholder of any agreement to which each of such Management Stockholder and the Company is a party; or (ii) such Management Stockholder is the holder of less than five percent (5%) of the Common Stock on a fully-diluted basis.

SECTION 8.         MISCELLANEOUS PROVISIONS

Section 8.1  Survival of Covenants.  Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

Section 8.2  Legend on Securities.  The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the, Shares held at any time by any of the Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF                     , 2003, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN.  A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 8.3  Amendment and Waiver: Actions of the Board.  Any party may waive any provision hereof intended for its benefit in writing.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise.  This Agreement may be amended with the prior written consent of the Company, a majority in interest of the Management Stockholders (based upon the number of Shares held by each Management Stockholder and a Majority Interest.  Any consent given as provided in the preceding sentence shall be binding on all Stockholders; provided that any amendment that would materially and adversely affect any Management Stockholder or Investor disproportionately more than any other Management Stockholders or Investor shall not be effective against such Management Stockholders or Investor, as the case may be, without such Management Stockholder’s or Investor’s written consent with respect thereto.

Section 8.4  Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case. to the party to whom it is directed, which if to the Company, shall be at c/o Great Hill Partners, L.P., 1 Liberty Square, Boston, MA 02109, Attn: Christopher S. Gaffney, with a copy to Goodwin Procter LLP, Exchange Place, Boston, MA 02109, Attn: David F. Dietz, P.C., and if to any Management

Stockholder, at the addresses set forth below such party’s signature hereto, (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof) with a copy to Cooley Godward LLP, 3175 Hanover Street, Palo Alto, CA 94304-1130, Attn: Craig E. Dauchy.  Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier.

Section 8.5  Headings.  The Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

Section 8.6  Counterparts.  This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Section 8.7  Remedies; Severability.  It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in anyway impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.8  Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

Section 8.9  Adjustments.  All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

Section 8.10  Law Governing.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 8.11  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor.  The rights of the Investors hereunder shall be assignable to Transferees of their Shares as contemplated herein.  This Agreement may not be assigned by any Management Stockholder except as provided herein without the prior written consent of the Company and a Majority Interest, and without such prior written consent any attempted Transfer shall be null and void.

Section 8.12  Dispute Resolution.  All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor.  The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement.  The arbitration shall be held in Delaware before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S. Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert, and a summary of the expert’s opinions and the basis for said opinions.  The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Section shall be enforceable in any court of competent jurisdiction.

Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charged by J.A.M.S./Endispute, Inc.

(a)           Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Delaware for the purposes of enforcing the arbitration provisions of Section 7.8(a) of this Agreement.  Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

COMPANY:

GHP ACQUISITION CORP.

By:
Name:
Title:

INVESTORS:

GREAT HILL EQUITY PARTNERS II LIMITED PARTNERSHIP,

By: Great Hill Partners GP II, LLC,
its General Partner

By:
Name:
Title:

GREAT HILL EQUITY PARTNERS II LIMITED PARTNERSHIP,

By: Great Hill Partners GP II, LLC,
its General Partner

By:
Name:
Title:

MANAGEMENT STOCKHOLDERS:

Christopher Anderson

Address:

Mark Jung

Address:

Kenneth Keller

Address:

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become. a party to that certain Stockholders Agreement (the “Agreement”) dated as of                               , 2003, by and among GHP Acquisition Corp. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term [“Management Stockholder”/ “Investor”] (as defined in the Agreement).  The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof.  The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.

[NAME OF UNDERSIGNED]

EXHIBIT C

Form of Registration Rights Agreement

Exhibit C

REGISTRATION RIGHTS AGREEMENT

By and Among

GHP Acquisition Corp.,

The Management Stockholders

and

The Investors
as defined herein

Dated as of                       , 2003

TABLE OF CONTENTS

1.	Certain Definitions
2.	Demand Registration
3.	Form S-3
4.	Piggyback Registration
5.	Registration Procedures
6.	Expenses
7.	Indemnification
8.	Compliance with Rule 144
9.	Rule 144A Information
10.	Amendments
11.	Postponement
12.	Market Stand-Off
13.	Transferability of Registration Rights
14.	Rights Which May Be Granted to Subsequent Investors
15.	Damages
16.	Miscellaneous

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of this         day of                        2003, by and among GHP Acquisition Corp., Inc., a Delaware corporation (the “Company”), the persons identified on the signature pages hereto as Investors (collectively, the “Investors,” and each individually, an “Investor”) and the persons identified on the signature pages hereto as Management Stockholders (collectively, the “Management Stockholders,” and each individually, a “Management Stockholder”).  The Management Stockholders and the Investors are sometimes referred to herein collectively as the “Stockholders,” and each individually as a “Stockholder.”

WHEREAS, the parties to this Agreement entered into a certain Securities Purchase Agreement, dated as of May      , 2003 (the “Purchase Agreement”), whereby the Stockholders agreed to purchase (i) shares of Series A Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) from the Company for an aggregate purchase price of $34,923,565, and (ii) shares of Common Stock, par value $.01 per share (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) from the Company for an aggregate purchase price of $8,500; and

WHEREAS, the execution of this Agreement is an inducement and a condition precedent to the purchase by the Stockholders of the Securities under the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises, as an inducement to the Stockholders to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Stockholders hereby covenant and agree with each other as follows:

1.             Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Common Stock” shall mean the Common Stock and any other common equity securities issued by the Company, and any other shares of, stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger: consolidation or other corporate reorganization).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Person” shall mean an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, a government and any agency or political subdivision thereof.

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“Registrable Securities” shall mean (i) any shares of Common Stock held by the Stockholders at any time, and (ii) any other securities issued and issuable with respect to any such shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

“Registration Expenses” shall mean the expenses so described in Section 6 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

All other capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement unless otherwise indicated.

2.             Demand Registration.

(a)           At any time after 180 days after the initial public offering of the Common Stock pursuant to an effective registration under the Securities Act, the holders of at least a majority of the Registrable Securities may notify the Company that they intend to offer or cause to be offered for public sale all or any portion of their Registrable Securities in the manner specified in such request.  Upon receipt of such request, the Company shall promptly deliver notice of such request to all Stockholders holding Registrable Securities who shall then have thirty (30) days to notify the Company in writing of their desire to be included in such registration.  If the request for registration contemplates an underwritten public offering, the Company shall state such in the written notice and in such event the right of any Person to participate in such registration shall be conditioned upon such Person’s participation in such underwritten public offering and the inclusion of such Person’s Registrable Securities in the underwritten public offering to the extent provided herein.  The Company will use its best efforts to expeditiously effect (but in any event no later than forty-five (45) days after such request) the registration of all Registrable Securities whose holders request participation in such registration under the Securities Act, but only to the extent provided for in this Agreement; provided, however, that the Company shall not be required to effect registration pursuant to a request under this Section 2 more than three (3) times for the holders of the Registrable Securities as a group.  Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2 within ninety (90) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Registrable Securities shall have been entitled to join pursuant to Section 4 and in which there shall have been effectively registered all Registrable Securities as to which registration shall have been requested.  A registration will not count as a requested registration under this section 2(a) unless and until the registration statement relating to such registration has been declared effective by the Commission at the request of the initiating shareholders; provided, however, that a majority in interest of the participating holders of Registrable Securities may request, in writing, that the Company withdraw a registration statement which has been filed under this

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Section 2(a) but has not yet been declared effective, and a majority in interest of such holders may thereafter request the Company to reinstate such registration statement, if permitted under the Securities Act, or to file another registration statement, in accordance with the procedures set forth herein and without reduction in the number of demand registrations permitted under this Section 2(a).

(b)           If a requested registration involves an underwritten public offering and the managing underwriter of such offering determines in good faith that the number of securities sought to be offered should be limited due to market conditions, then the number of securities to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter, provided, that the shares to be excluded shall be determined in the following order of priority: (i) persons not having any contractual or other right to include such securities in the registration statement, (ii) securities held by any other Persons (other than the holders of Registrable Securities) having a contractual, incidental “piggy back” right to include such securities in the registration statement, (iii) securities to be registered by the Company pursuant to such registration statement, (iv) Registrable Securities of holders who did not make the original request for registration and, if necessary, (v) Registrable Securities of holders who requested such registration pursuant to Section 2(a).  If there is a reduction of the number of Registrable Securities pursuant to clauses (iv) or (v), such reduction shall be made on a pro rata basis (based upon the aggregate number of Registrable Securities held by such holders).

(c)           With respect to a request for registration pursuant to Section 2(a) which is for an underwritten public offering, the managing underwriter shall be chosen by the holders of a majority of the Registrable Securities to be sold in such offering (which approval will not be unreasonably withheld or delayed).  The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) to become effective within one hundred twenty (120) days following the effective date of any registration required pursuant to this Section 2.

3.             Form S-3.  After the first public offering of its securities registered under the Securities Act, the Company shall use its best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form S-3 (or any successor form) under the Securities Act.  A Stockholder or Stockholders holding Registrable Securities anticipated to have an aggregate sale price (net underwriting discounts and commissions, if any) in excess of $500,000 shall have the right to request any number of registrations on Form S-3 (or any successor form) for the Registrable Securities held by such requesting holders.  Such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such holder or holders.  The Company shall give notice to all other holders of the Registrable Securities of the receipt of a request for registration pursuant to this Section 3 and such holders of Registrable Securities shall then have thirty (30) days to notify the Company in writing of their desire to participate in the registration.  The Company shall uses its best efforts to effect promptly the registration of all shares on Form S-3 (or a comparable successor form) to the extent requested by such holders.  The Company shall use its best efforts to keep such registration statement effective until the earlier of 90 days or until such holders have completed the distribution described in such registration statement.

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4.             Piggyback Registration.  If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public), each such time it will give written notice at the applicable address of record to each holder of Registrable Securities of its intention to do so.  Upon the written request of any of such holders of the Registrable Securities, given within twenty (20) days after receipt by such Person of such notice, the Company will, subject to the limits contained in this Section 4, use its best efforts to cause all such Registrable Securities of said requesting holders to be registered under the Securities Act and qualified for sale under any state blue sky law, all to the extent required to permit such sale or other disposition of said Registrable Securities; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in a public offering pursuant to such registration statement that the amount to be sold by persons other than the Company (collectively, “Selling Stockholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of Selling Stockholders (including such holders of shares of Registrable Securities) to a number deemed satisfactory by such managing underwriter; and provided further, that (a) in no event shall the amount of Registrable Securities of selling Stockholders be reduced below ten percent (10%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities; and (b) any shares to be excluded shall be determined in the following order of priority: (i) securities held by any Persons not having any such contractual, incidental registration rights, (ii) securities held by any Persons having contractual, incidental registration rights pursuant to an agreement which is not this Agreement, and (iii) the Registrable Securities sought to be included by the holders thereof as determined on a pro rata basis (based upon the aggregate number of Registrable Securities held by such holders).

5.             Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to use its best efforts to promptly effect the registration of any of its securities under the Securities Act, the Company will:

(a)           use its best efforts diligently to prepare and file with the Commission a registration statement on the appropriate form under the Securities Act with respect to such securities, which form shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its best efforts to cause such registration statement to become and remain effective until completion of the proposed offering;

(b)           use its best efforts to diligently prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the Holder or Holders have completed the distribution described in such registration statement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the seller or sellers of such securities shall desire to sell or otherwise dispose of the same, but only to the extent provided in this Agreement;

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(c)           furnish to each selling holder and the underwriters, if any, such number of copies of such registration statement, any amendments thereto, any documents incorporated by reference therein, the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling holder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such selling holder;

(d)           use its best efforts to register or qualify the securities covered by such registration statement under such other securities or state blue sky laws of such jurisdictions as.  each selling holder shall request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such selling holder to consummate the public sale or other disposition in such jurisdictions of the securities owned by such selling holder, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(e)           within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the Commission, furnish to counsel selected by the holders of Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the approval of such counsel;

(f)            immediately notify each selling holder of Registrable Securities, such selling holder’s counsel and any underwriter and (if requested by any such Person) confirm such notice in writing, of the happening of any event which makes any statement made in the registration statement or related prospectus untrue or which requires the making of any changes in such registration statement or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(g)           use its best efforts to prevent the issuance of any order suspending the effectiveness of a registration statement, and if one is issued use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment;

(h)           if requested by the managing underwriter or underwriters (if any), any selling holder, or such selling holder’s counsel, promptly incorporate in a prospectus supplement or post-effective amendment such information as such Person requests to be included therein, including, without limitation, with respect to the securities being sold by such selling holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of an underwritten offering of the securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

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(i)            make available to each selling holder, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any such selling holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement;

(j)            enter into any reasonable underwriting agreement required by the proposed underwriter(s) for the selling holders, if any, and use its best efforts to facilitate the public offering of the securities;

(k)           furnish to each prospective selling holder a signed counterpart, addressed to the prospective selling holder, of (A) an opinion of counsel for the Company, dated the effective date of the registration statement, and (B) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants’ letter) with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of the Company’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(l)            cause the securities covered by such registration statement to be listed on the securities exchange or quoted on the quotation system on which the Common Stock of the Company is then listed or quoted (or if the Common Stock is not yet listed or quoted, then on such exchange or quotation system as the selling holders of Registrable Securities and the Company shall determine);

(m)          otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, in each case as soon as practicable, but not later than 30 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any comparable successor provisions);

(n)           otherwise cooperate with the underwriter(s), the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any securities under this Agreement; and

(o)           during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

6.             Expenses.  All expenses incurred by the Company or the Stockholders in effecting the registrations provided for in Sections 2, 3 and 4, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the

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Company, and one counsel for the Stockholders participating in such registration as a group (selected by a majority-in-interest of the holders of Registrable Securities who participate in the registration) underwriting expenses (other than fees, commissions or discounts), expenses of any audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions (all of such expenses referred to as “Registration Expenses”), shall be paid by the Company.

7.             Indemnification.

(a)           The Company shall indemnify and hold harmless each Stockholder that is a selling holder of Registrable Securities (including its partners (including partners of partners and shareholders of such partners)), each underwriter (as defined in the Securities Act), and directors, officers, employees and agents of any of them, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (individually and collectively, the “Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “liability”), joint or several, to which such Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any sale or regulation thereunder in connection with such registration.  Except as otherwise provided in Section 7(d), the Company shall reimburse each such Indemnified Person in connection with investigating or defending any such liability; provided , however, that the Company shall not be liable to any Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such Person specifically for use therein; and provided further, that the Company shall not be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act regardless of any investigation made by or on behalf of such Indemnified Person and shall survive transfer of such securities by such seller.

(b)           Each Stockholder holding of any securities included in such registration being effected shall indemnify and hold harmless each other selling holder of any securities, the Company, its directors and officers, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (individually and collectively also the “Indemnified Person”), against any liability, joint or several, to which any such Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the

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effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Stockholder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission by such selling Stockholder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of (i) and (ii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such selling Stockholder specifically for use therein.  Such selling Stockholder shall reimburse any Indemnified Person for any legal fees incurred in investigating or defending any such liability; provided, however, that in no event shall the liability of any Stockholder for indemnification under this Section 7 in its capacity as a seller of Registrable Securities exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Stockholder, or (ii) the amount equal to the proceeds to such Stockholder of the securities sold in any such registration; and provided further, however, that no selling Stockholder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c)           Indemnification similar to that specified in Sections 7(a) and (b) shall be given by the Company and each selling holder (with such modifications as may be appropriate) with respect to any required registration or other qualification of their securities under any federal or state law, or regulation of governmental authority other than the Securities Act.

(d)           In the event the Company, any selling holder or other Person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Sections 7(a), (b) or (c) above, the Person claiming indemnification under such paragraphs shall promptly notify the Person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying Person shall have the right to investigate and defend any such loss, claim, damage, liability or action.

(e)           If the indemnification provided for in this Section 7 for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any losses, claims, damages expenses or liabilities referred to therein, then each indemnifying party under this Section 7, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Stockholder, or Stockholders and the underwriters from the offering of Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law,, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Stockholders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages expenses or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company, the Stockholders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company, the Stockholders, and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities.  The relative fault of the Company, the Stockholders and the

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underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Stockholders, or the underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Stockholders and the Underwriters agree that it would not be just and equitable if contribution to this Section 7 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account the equitable considerations referred to in the immediately preceding paragraph.  In no event, however, shall an Stockholder be required to contribute under this Section 7(e) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages expenses or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which are being sold by such Stockholder or (ii) the net proceeds received by such Stockholder from its sale of Registrable Securities under such registration statement.  No Person found guilty of fraudulent representation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(f)            The amount paid by an indemnifying party or payable to an Indemnified Person as a result of the losses, claims, damages, expenses and liabilities referred to in this Section 7 shall be deemed to include, subject to limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred.  The indemnification and contribution provided for in this Section 7 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any other officer, director, employee, agent or controlling person of the indemnified parties.  No indemnifying party, in the defense of any such claim or litigation, shall enter into a consent or entry of any judgment or enter into a settlement without the consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed.

8.             Compliance with Rule 144.  In the event that the Company (i) registers a class of securities under Section 12 of the Exchange Act or (ii) shall commence to file reports under Section 13 or 15(d) of the Exchange Act, the Company will use its best efforts thereafter to file with the Commission such information as is required under the Exchange Act for so long as there are holders of Registrable Securities; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any comparable successor rules).  The Company shall furnish to any holder of Registrable Securities upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable -successor rules).  After the occurrence of the first underwritten public offering of Common Stock of the Company pursuant to an offering registered under the Securities Act on

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Form S-1 or Form SB-1 (or any comparable successor forms), subject to the limitations on transfers imposed by this Agreement, the Company shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its, transfer agent to expedite such transfers of Registrable Securities.

9.             Rule 144A Information.  The Company shall, upon written request of any Stockholder, provide to such Stockholder and to any prospective institutional transferee of the Common Stock designated by such Stockholder, such financial and other information as is available to the Company or can be obtained by the Company without material expense and as such Stockholder may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Securities Act.

10.          Amendments.  The provisions of this Agreement may be amended, and the Company may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least a majority of the Registrable Securities.  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.

11.          Postponement.  The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed ninety (90) days in the aggregate during any twelve-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Company’s Board of Directors determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company (a “Black-Out Period”).  Upon notice of the existence of a Black-Out Period from the Company to any Stockholder or Stockholders with respect to any registration statement already effective, such Stockholder or Stockholders shall refrain from selling their Registrable Securities under such registration statement until such Black-Out Period has ended; provided, however, that the Company shall not impose a Black-Out Period with respect to any registration statement that is already effective more than once during any period of twelve (12) consecutive months and in no event shall such Black-Out Period exceed sixty (60) days.

12.          Market Stand-Off.  Each Stockholder agrees, that if requested by the Company and an underwriter of Registrable Securities of the Company in connection with any public offering of the Company, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed (a) one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with the Company’s initial public offering of Registrable Securities, or (b) ninety (90) days following the effective date of the relevant registration statement in connection with any other public offering of Registrable Securities, as such underwriter shall specify reasonably and in good faith, provided, however, that all officers and directors of the Company and all 1 % or greater stockholders of the Company enter into similar agreements.

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13.          Transferability of Registration Rights.  The registration rights set forth in this Agreement are transferable to each transferee of Registrable Securities.  Each subsequent holder of Registrable Securities must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement.

14.          Rights Which May Be Granted to Subsequent Stockholders.  Other than permitted transferees of Registrable Securities under this Section, the Company shall not, without the prior written consent of holders of at least a majority of the Registrable Securities, (a) allow purchasers of the Company’s securities to become a party to this Agreement or (b) grant any other registration rights other than any incidental or so called piggyback registration rights to any third parties that are not inconsistent with the terms of this Agreement.

15.          Damages.  The Company recognizes and agrees that each holder of Registrable Securities will not have an adequate remedy if the Company fails to comply with the terms and provisions of this Agreement and that damages will not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by any holder of Registrable Securities or any other Person entitled to the benefits of this Agreement requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

16.          Miscellaneous.

(a)           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission (with a copy by mail), or delivered to the applicable party at the addresses indicated below:

If to the Management Stockholders:

At the addresses listed in the signature pages hereto

With a copy to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Fax No.: (650) 849-7400
Attention: Craig E. Dauchy

If to the Company:

GHP Acquisition Corp.
c/o Great Hill Partners, L.P.
1 Liberty Square
Boston, MA 02109
Fax: (617) 790-9401
Attn: Christopher S. Gaffney

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With a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street Boston, MA 02109
Attention: David F. Dietz, P.C.
Telecopy No.: (617) 523-1231

If to any other holder of Registrable Securities:

At such Person’s address for notice as set forth in the books and records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to other parties complying as to delivery with the terms of this subsection (a).  All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mails or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission, respectively, addressed as aforesaid.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

(c)           Dispute Resolution.

(i)            All disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration before JAMS/Endispute, Inc., or its successor.  The arbitration shall be held in Delaware before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third party witnesses.  In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  ‘The arbitrator shall not have the power to award damages in excess of actual

12

compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein.  The arbitrator may in his or her discretion assess costs and expenses (including reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorney’s fees, incurred by the other party in enforcing the award.  This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Section shall be enforceable in any court of competent jurisdiction.

The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charges by J.A.M.S.

(ii)           Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Delaware for the purposes of enforcing the arbitration provisions of paragraph (a) above.  Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)           Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(f)            Integration.  This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement among the parties with respect to the subject matter.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first set forth above.

COMPANY:

GHP ACQUISITION CORP.

By:
Name:
Title:

INVESTORS:

GREAT HILL EQUITY PARTNERS II
LIMITED PARTNERSHIP,

By: Great Hill Partners GP. II, LLC,
its General Partner

By:
Name:
Title:

GREAT HILL EQUITY PARTNERS II
LIMITED PARTNERSHIP,

By:Great Hill Partners GP II, LLC,
its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

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MANAGEMENT STOCKHOLDERS:

Christopher Anderson

Address:

Mark Jung

Address:

Kenneth Keller

Address:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

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EXHIBIT D

Form of Director Indemnification Agreement

FORM OF INDEMNIFICATION AGREEMENT

This Agreement made and entered into this             day of                 , 2003 (the “Agreement”), by and between [Newco], Inc., a Delaware corporation (the “Company,” which term shall include, where appropriate, any Entity (as hereinafter defined) controlled directly or indirectly by the Company),. and [DIRECTOR] (the “Indemnitee”):

WHEREAS, it is essential to the Company that it be able to retain and attract as directors the most capable persons available;

WHEREAS, increased corporate litigation has subjected directors to litigation risks and expenses, and the limitations on the availability of directors and officers liability insurance have made it increasingly difficult for the Company to attract and retain such persons;

WHEREAS, the Company’s Certificate of Incorporation and Bylaws (the “Certificate” and “Bylaws,” respectively) require it to indemnify its directors to the fullest extent permitted by law and permit it to make other indemnification arrangements and agreements;

WHEREAS, the Company desires to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to full indemnification against litigation risks and expenses (regardless, among other things, of any amendment to or revocation of the Certificate or Bylaws or any change in-the ownership of the Company or the composition of its Board of Directors);

WHEREAS, the Company intends that this Agreement provide Indemnitee with greater protection than that which is provided by the Company’s Certificate and Bylaws; and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in becoming a director of the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.             Definitions.

(a)           “Corporate Status” describes the status of a person who is serving or has served (i) as a director or officer of the Company, (ii) in any capacity with respect to any employee benefit plan of the Company, or (iii) as a director, partner, trustee, officer, employee, or agent of any other Entity at the request of the Company. For purposes of subsection (iii) of this Section 1(a), if Indemnitee is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary, Indemnitee shall be deemed to be serving at the request of the Company.

(b)           “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

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(c)           “Expenses” shall mean all fees, costs and expenses incurred by Indemnitee in connection with any Proceeding (as defined below), including, without limitation, attorneys’ fees, disbursements and retainers (including, without limitation, any such fees, disbursements and retainers incurred by Indemnitee pursuant to Sections 10 and 11(c) of this Agreement), fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(d)           “Indemnifiable Expenses,” “Indemnifiable Liabilities” and “Indemnifiable Amounts” shall have the meanings ascribed to those terms in Section 3(a) below.

(e)           “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f)            “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, inquiry, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to Section 10 of this Agreement to enforce Indemnitee’s rights hereunder.

(g)           “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other Entity of which the Company owns (either directly or through or together with another Subsidiary of the Company) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other Entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other Entity.

2.             Services of Indemnitee.  In consideration of the Company’s covenants and commitments hereunder, Indemnitee agrees to serve or continue to serve as a director of the Company for so long as he or she is duly elected and qualified or until he or she resigns in accordance with the Bylaws or applicable law.  This Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

3.             Agreement to Indemnify.  The Company agrees to indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Delaware, Indemnitee as follows:

(a)           Proceedings Other Than By or In the Right of the Company.  Subject to the exceptions contained in Section 4(a) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of Indemnitee’s Corporate Status, Indemnitee shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by Indemnitee in connection with such Proceeding (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities,” respectively, and collectively as “Indemnifiable Amounts”).

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(b)           Proceedings By or In the Right of the Company.  Subject to the exceptions contained in Section 4(b) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company by reason of Indemnitee’s Corporate Status, Indemnitee shall be indemnified by the Company against all Indemnifiable Expenses.

(c)           Conclusive Presumption Regarding Standard of Care.  In making any determination required to be made under Delaware law with respect to entitlement to indemnification hereunder, the person, persons or Entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee submitted a request therefor in accordance with Section 5 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons. or Entity of any determination contrary to that presumption.

4.             Exceptions to Indemnification.  Indemnitee shall be entitled to indemnification under Sections 3(a) and 3(b) above in all circumstances other than with respect to any specific claim, issue or matter involved in the Proceeding out of which Indemnitee’s claim for indemnification has arisen, as follows:

(a)           Proceedings Other Than By or In the Right of the Company.  If indemnification is requested under Section 3(a) and it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (i) in good faith and (ii) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful, Indemnitee shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b)           Proceedings By or In the Right of the Company.  If indemnification is requested under Section 3(b) and:

(i)            it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (A) in good faith and (B) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, Indemnitee shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii)           it has been finally adjudicated by a court of competent jurisdiction that Indemnitee is liable to the Company with respect to such specific claim, no Indemnifiable Expenses shall be paid with respect to such claim, issue or matter unless the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Indemnifiable Expenses which such court shall deem proper; or

(iii)          it has been finally adjudicated by a court of competent jurisdiction that Indemnitee is liable to the Company for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and

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amendments thereto or similar provisions of any federal, state or local statutory law, Indemnitee shall not be entitled to payment of Indemnifiable Expenses hereunder.

(c)           Insurance Proceeds.  To the extent payment is actually made to the Indemnitee under a valid and collectible insurance policy in respect of Indemnifable Expenses in connection with such specific claim, issue or matter, Indemnitee shall not be entitled to payment of Indemnifiable Expenses hereunder except in respect of any excess beyond the amount of payment under such insurance.

5.             Procedure for Payment of Indemnifiable Amounts.  Indemnitee shall submit to the Company a written request specifying the Indemnifiable Amounts for which Indemnitee seeks payment under Section 3 of this Agreement and the basis for the claim.  The Company shall pay such Indemnifiable Amounts to Indemnitee within sixty (60) calendar days of receipt of the request. At the request of the Company, Indemnitee shall furnish such documentation and information as are reasonably available to Indemnitee and necessary to establish that Indemnitee is entitled to indemnification hereunder.

6.             Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified against all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order or otherwise, shall be deemed to be a successful result as to such claim, issue or matter.

7.             Effect of Certain Resolutions.  Neither the settlement or termination of any Proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create a presumption that Indemnitee is not entitled to indemnification hereunder.  In addition, the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

8.             Agreement to Advance Expenses; Undertaking.  The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding, including a Proceeding by or in the right of the Company, in which Indemnitee is involved by reason of such Indemnitee’s Corporate Status within five (5) business days after the receipt by the Company of a written statement from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  To the extent required by Delaware law, Indemnitee hereby undertakes to repay, without interest, any and all of the amount of Indemnifiable Expenses paid to Indemnitee if it is finally determined by a court of

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competent jurisdiction that Indemnitee is not entitled under this Agreement to indemnification with respect to such Expenses. This undertaking is an unlimited general obligation of Indemnitee.

9.             Procedure for Advance Payment of Expenses.  Indemnitee shall submit to the Company a written request specifying the Indemnifiable Expenses for which Indemnitee seeks an advancement under Section 8 of this Agreement, together with documentation evidencing that Indemnitee has incurred such Indemnifiable Expenses. Payment of Indemnifiable Expenses under Section 8 shall be made no later than ten (10) calendar days after the Company’s receipt of such request.

10.          Remedies of Indemnitee.

(a)           Right to Petition Court.  In the event that Indemnitee makes a request for payment of Indemnifiable Amounts under Sections 3 and 5 above or a request for an advancement of Indemnifiable Expenses under Sections 8 and 9 above and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny or to recover from the Indemnitee the benefits provided or intended to be provided to the Indemnitee under this Agreement, Indemnitee may petition the Court of Chancery to enforce the Company’s obligations under this Agreement and the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent the Indemnitee in connection with any such interpretation,-enforcement or defense, including without limitation, the initiation or defense of any litigation or other legal action, whether brought by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Indemnitee’s entering into an attorney-client relationship with such counsel, and in connection therewith, the Company and the Indemnitee agree that a confidential relationship shall exist between the Indemnitee and such counsel.

(b)           Burden of Proof.  In any judicial proceeding brought under Section 10(a) above, the Company shall have the burden of proving that Indemnitee is not entitled to payment of Indemnifiable Amounts hereunder.

(c)           Expenses.  The Company agrees to reimburse Indemnitee in full for any Expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under Section 10(a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith, whether or not Indemnitee is successful in whole or in part in connection with any such action.

(d)           Failure to Act Not a Defense.  The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any

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action brought under Section 10(a) above, and shall not create a presumption that such payment or advancement is not permissible.

11.          Defense of the Underlying Proceeding.

(a)           Notice by Indemnitee.  Indemnitee agrees to notify the Company promptly upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding which may result in the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to receive payments of Indemnifable Amounts or advancements of Indemnifiable Expenses unless the Company’s ability to defend in such Proceeding is materially and adversely prejudiced thereby.

(b)           Defense by Company.  Subject to the provisions of the last sentence of this Section 11(b) and of Section 11(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within ten (10) calendar days of receipt of notice of any such Proceeding under Section 11(a) above.  The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.  This Section 11(b) shall not apply to a Proceeding brought by Indemnitee under Section 10(a) above or pursuant to Section 18 below.

(c)           Indemnitee’s Right to Counsel.  Notwithstanding the provisions of Section 11(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such Proceeding, (ii) a conflict of interest or potential conflict of interest exists between Indemnitee and the Company (including an actual or potential conflict between the Indemnitee and the counsel selected by the Company), (iii) if the Company fails to assume the defense of such proceeding in a timely manner, or (iv) any such representation by the Company fails to meet any applicable standards of professional conduct then prevailing, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice at the expense of the Company.  In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, at the expense of the Company, to represent Indemnitee in connection with any such matter.

12.          Representations and Warranties of the Company.  The Company hereby represents and warrants to Indemnitee as follows:

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(a)           Authority.  The Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

(b)           Enforceability.  This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

13.          Contract Rights Not Exclusive.  The rights to payment of Indemnifiable Amounts and advancement of Indemnifiable Expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, the Company’s Certificate or Bylaws or any other agreement, vote of stockholders or directors (or a committee of directors), or otherwise (collectively, “Other Indemnity Provisions”), both as to action in Indemnitee’s official capacity and as to action in any other capacity as a result of Indemnitee’s serving as a director of the Company; provided, however, that (i) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (ii) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder.  The Company shall not adopt any amendment to either the Certificate or the By-laws the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

14.          Successors.  This Agreement shall be (a) binding upon all successors and assigns of the Company (including, without limitation, any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee.  This Agreement shall continue for the benefit of Indemnitee and such heirs, personal representatives, executors and administrators after Indemnitee has ceased to have Corporate Status.

15.          Subrogation.  In the event of any payment of Indemnifiable Amounts under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of Indemnitee against other persons, and Indemnitee shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

16.          Change in Law.  To the extent that a change in Delaware law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under the terms of the Bylaws and this Agreement, Indemnitee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

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17.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

18.          Indemnitee as Plaintiff.  Except as provided in Section 10(c) of this Agreement and in the next sentence, Indemnitee shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by Indemnitee against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Board of Directors of the Company has consented to the initiation of such Proceeding. This Section shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

19.          Modifications and Waiver.  Except as provided in Section 16 above with respect to changes in Delaware law which broaden the right of Indemnitee to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.          General Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(i)            If to Indemnitee, to:

At his home address as shown on the signature page to this Agreement

(ii)           If to the Company, to:

[Newco], Inc.

[Address]

or to such other address as may have been furnished in the same manner by any party to the others.

21.          Governing Law; Consent to Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the Company and the Indemnitee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the courts of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this

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Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent and each such party hereby agrees to complete all actions necessary for such appointment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[NEWCO], INC:

By:
Name:
Title:

INDEMNITEE:

[Director]
Address:

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Schedule A

List of Investors and Principal Stockholders

[List of Investors and Principal Stockholders has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

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Schedule B

Wire Transfer Instructions

[Wire Transfer Instructions has been omitted. A copy of this schedule will be furnished supplementally to the Commission upon request.]

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Disclosure Schedules

[Disclosure Schedules have been omitted. A copy of these schedules will be furnished supplementally to the Commission upon request.]

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